Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the three months ended March 31:

                                                    2009            2008
                                                    ----            ----
                                                   (Dollars in thousands)
Earnings before fixed charges:

     Income before income taxes                   $43,151         $33,522

     Interest and other debt expense               10,456          16,313

     Interest portion of rental expense                97             352
                                                  -------         -------

     Earnings before fixed charges                $53,704         $50,187
                                                  =======         =======

Fixed charges:

     Interest and other debt expense              $10,456         $16,313

     Interest portion of rental expense                97             352

     Capitalized interest                             221             688
                                                  -------         -------

     Total fixed charges                          $10,774         $17,353
                                                  =======         =======

Ratio of earnings to fixed charges                   4.98            2.89